EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE CONTACT: ROBERT J. WELLS VICE PRESIDENT, CORPORATE COMMUNICATIONS AND PUBLIC AFFAIRS 216-566-2244
NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. —
Cleveland, Ohio 44115 — (216) 566-2140
     CLEVELAND, OHIO, July 20, 2006 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and first six months ended June 30, 2006. Compared to the same periods in 2005, consolidated net sales increased $164.6 million, or 8.4%, to $2.13 billion in the quarter and $394.6 million, or 11.3%, to $3.90 billion in the first six months due primarily to continuing strong domestic and international paint sales. Consolidated net income increased $31.4 million, or 20.5%, to $184.6 million in the quarter and $61.7 million, or 26.1%, to $298.3 million in the first six months. As a percent to net sales, consolidated net income improved to 8.7% from 7.8% in the quarter and to 7.7% from 6.8% in the first six months due primarily to improved operations. Diluted net income per common share increased 23.1% in the quarter to $1.33 per share from $1.08 per share in 2005 and 30.1% in the first six months to $2.16 per share from $1.66 per share last year.
     Effective January 1, 2006, the Company changed its reportable operating segments based on changes in its management structure to the following segments: Paint Stores Group, Consumer Group and Global Group. Historical business segment information has been updated to reflect this change in reportable operating segments.
     Net sales in the Paint Stores Group Segment increased $140.5 million, or 11.8%, to $1.33 billion in the quarter and $320.2 million, or 15.5%, to $2.38 billion for the first six months due primarily to continuing strong domestic architectural paint sales to contractor and do-it-yourself (DIY) customers and improved industrial maintenance product sales. Net sales from stores open for more than twelve calendar months increased 9.6% in the quarter and 13.4% in the first six months. Paint Stores Group Segment operating profit increased $34.5 million, or 18.9%, to $217.2 million in the quarter and $72.8 million, or 28.3%, to $330.5 million in the first six months. Operating profit as a percent to net sales increased to 16.3% from 15.4% in the quarter and to 13.9% from 12.5% in the first six months due primarily to increased paint sales volume and effective SG&A expense control.
     Net sales of the Consumer Group Segment in the quarter decreased $13.6 million, or 3.3%, to $400.9 million and in the first six months decreased $10.0 million, or 1.4%, to $730.8 million. These sales decreases were due to the elimination of a portion of a paint program with a large retail customer partially offset by increased paint sales volume and selling price increases. Operating profit of this Segment increased $11.3 million, or 17.3%, to $76.3 million in the quarter and $15.5 million, or 13.2%, to $133.0 million in the first six months. As a percent to net sales, Consumer Group Segment operating profit increased to 19.0% from

15.7% in the quarter and 18.2% from 15.9% in the first six months due to selling price increases, tight spending control and better factory utilization resulting from higher volume shipments to the Paint Stores Group Segment that offset continuing raw material cost increases.
     The Global Group Segment’s net sales in the quarter increased $37.7 million, or 10.4%, to $398.8 million and in the first six months increased $84.2 million, or 12.1%, to $779.4 million when stated in U.S. dollars. This Segment’s net sales stated in local currency increased by 7.8% in the quarter and by 8.6% in the first six months due primarily to architectural paint selling price increases and volume gains in Mexico and South America and improved automotive and product finishes sales. Operating profit of this Segment improved $8.6 million, or 33.7%, to $34.0 million in the quarter and $20.3 million, or 43.8%, to $66.5 million in the first six months. Operating profit as a percent to net sales increased to 8.5% from 7.1% in the quarter and to 8.5% from 6.7% in the first six months. This Segment’s operating profit was favorably impacted by increased sales, improved operating efficiencies related to additional manufacturing volume and expense control. There was no significant impact on operating profit in the quarter due to currency exchange fluctuations.
     Commenting on the second quarter results, Christopher M. Connor, Chairman, President and Chief Executive Officer, said, “We are pleased that all our operating segments continue to achieve operating profit growth on a year-over-year basis. We are encouraged by the ongoing positive sales results generated by the Paint Stores Group and Global Group Segments. Integration of the Duron and Paint Sundry Brands acquisitions continues to go well, and those businesses are exceeding our expectations of both net sales and operating profit. Our management teams will continue to emphasize tight control over selling, general and administrative expenses as another means to improve operating profit.
     “We expect to achieve continued growth in net operating cash flow in part by maintaining control over working capital. Our net total of accounts receivable plus inventories less accounts payable, as a percent of net sales, was 13.9% at the end of the second quarter versus 16.6% at the same time last year. We will continue to opportunistically acquire our stock through open market purchases. During the quarter, we acquired 850,000 shares of our common stock and at the end of the quarter had remaining authorization to purchase 17,171,000 shares.
     “During the third quarter of 2006, we anticipate achieving an increase in consolidated net sales between 6% and 9% over last year’s third quarter. With sales at that level, we expect diluted net income per common share for the third quarter to be in the range of $1.23 to $1.28 per share compared to $1.07 per share last year. For the full year 2006, we anticipate that the percentage increase in our consolidated net sales will be in the high-single to low-double digits over 2005. With annual sales at that level, we estimate diluted net income per common share for 2006 will be in the range of $4.00 to $4.10 per share, including an estimated $.08 per share charge for the additional expense relating to stock options, compared to $3.28 per share earned in 2005.”
     The Company will conduct a conference call to discuss its financial results for the second quarter and its outlook for the third quarter and full year 2006 at 11:00 a.m. ET on July 20, 2006. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the webcast icon following the reference to the July 20th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Tuesday, August 1, 2006 at 5:00 p.m. ET.

     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
Thousands of dollars, except per share data	2006	2005	2006	2005

Net sales	$2,129,970	$1,965,358	$3,898,498	$3,503,903
Cost of goods sold	1,193,382	1,127,192	2,190,499	2,004,963
Gross profit	936,588	838,166	1,707,999	1,498,940
Percent to net sales	44.0%	42.6%	43.8%	42.8%
Selling, general and administrative expenses	641,562	593,063	1,239,147	1,134,660
Percent to net sales	30.1%	30.2%	31.8%	32.4%
Interest expense	16,837	13,556	34,187	25,520
Interest and net investment income	(5,856)	(662)	(11,693)	(1,761)
Other expense — net	14,920	12,641	15,322	13,310

Income before income taxes and minority interest	269,125	219,568	431,036	327,211
Income taxes	84,533	65,647	132,773	89,756
Minority interest		700		940

Net income	$184,592	$153,221	$298,263	$236,515

Net income per common share:
Basic	$1.37	$1.12	$2.22	$1.71
Diluted	$1.33	$1.08	$2.16	$1.66
Average shares outstanding — basic	134,436,954	137,263,048	134,484,223	137,972,218

Average shares and equivalents outstanding — diluted	138,441,559	141,490,236	138,359,486	142,447,833

Additional information regarding the Company’s financial results can be found on the Internet at “www.sherwin.com”, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the July 20th release.